                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Confidential, for Use of the Commission
/X/  Definitive Proxy Statement              Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       ADVANCED MARKETING SERVICES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

         -----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                       ADVANCED MARKETING SERVICES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 25, 1996

To the Stockholders of
Advanced Marketing Services, Inc.

     The Annual Meeting of Stockholders of Advanced Marketing Services, Inc. will be held on Thursday, July 25, 1996, at 10:00 a.m., P.D.T., at 5880 Oberlin Drive, Suite 400, San Diego, California 92121 for the following purposes:

     1. To elect three Class C Directors to serve for three-year terms; and

     2. To transact any other business which may properly come before the meeting and any adjournments or postponements thereof.

     A proxy statement containing information for stockholders is annexed hereto and a copy of the Annual Report of the Company for the fiscal year ended March 31, 1996 is enclosed herewith.

     The Board of Directors has fixed the close of business, June 14, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                          By the order of the Board of Directors

                                          Charles C. Tillinghast, III
                                          Chairman & Chief Executive Officer

San Diego, California
June 21, 1996

                       ADVANCED MARKETING SERVICES, INC.
                               5880 OBERLIN DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 457-2500

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanced Marketing Services, Inc. ("AMS" or the "Company"), a Delaware corporation, for use only at its Annual Meeting of Stockholders to be held on Thursday, July 25, 1996, and any adjournments or postponements thereof (the "Annual Meeting").

     Shares may not be voted unless the signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of AMS a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED FOR THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS FOR ELECTION AS DIRECTORS.

     In addition to soliciting proxies by mail, Company directors, officers and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The total cost of solicitation of proxies will be borne by AMS. Although there are no formal agreements to do so, it is anticipated that AMS will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

     Only stockholders of record at the close of business on Friday, June 14, 1996 are entitled to receive notice of and to vote at the Annual Meeting. On June 14, 1996, AMS had outstanding 5,468,199 shares of common stock (the "Common Stock"), which constituted all of the outstanding voting securities of AMS, excluding 707,511 shares of the Common Stock held in treasury and not permitted to be voted at the Annual Meeting. Each share is entitled to one vote. A majority of the outstanding shares of Common Stock will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining whether a proposal has been approved, and thus will have the effect of a "No" vote. Directors are elected by a plurality of votes cast. Stockholders may not cumulate their votes for any one or more nominees for election. The affirmative vote of a majority of the shares present is required for any other items which might be submitted to the stockholders for consideration at the Annual Meeting.

     It is anticipated that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about June 21, 1996.

                             ELECTION OF DIRECTORS

NOMINEES AND VOTING

     Pursuant to the Company's Articles of Incorporation, the Board of Directors of the Company is divided into three classes of directors, each class to be as nearly equal in number as possible. Directors are elected to serve for three-year terms, with the elections staggered by class. The Board is currently composed of eight directors; three of whom are Class A directors, two of whom are Class B directors and three of whom are

Class C directors. At the Annual Meeting, three Class C directors are to be elected to a three-year term until the Annual Meeting of Stockholders to be held in 1999 and until their successors are duly elected and qualified. The Board of Directors has nominated each of the following incumbent Class C directors for reelection as a Class C director:

                               Robert F. Bartlett
                                 Lynn S. Dawson
                                Trygve E. Myhren

     Information concerning the nominees for election as Class C directors is set forth under the caption "Management -- Directors and Executive Officers."

     The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should the nominee named herein become unable or unwilling to accept nomination or election, the Board's proxies will vote instead for such other person as the Board of Directors may recommend.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ELECTION OF THE ABOVE MENTIONED NOMINEES AS DIRECTORS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of June 14, 1996 with regard to beneficial ownership of the Common Stock by (i) persons known by the Company to be beneficial owners of more than five percent of the Common Stock,
(ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table below and (iv) all executive officers and directors as a group.

                                                          COMMON STOCK      PERCENT OF
                     NAME (AND ADDRESS(1))                BENEFICIALLY     OUTSTANDING
                      OF BENEFICIAL OWNER                    OWNED         COMMON STOCK
        ------------------------------------------------  ------------     ------------
        Charles C. Tillinghast, III.....................      912,300(2)       16.6%
        Loren C. Paulsen................................      921,500(3)       16.8%
        Grace & White, Inc..............................      668,485          12.2%
        Kahn Brothers & Co., Inc........................      573,450          10.5%
        Dimensional Fund Advisors, Inc..................      279,400           5.1%
        Jon S. Fish.....................................       60,500(4)        1.1%
        Michael M. Nicita...............................       30,511(5)          *
        Kevan M. Lyon...................................       22,700(6)          *
        James A. Leidich................................       37,300(7)          *
        E. William Swanson..............................       24,400(8)          *
        Trygve E. Myhren................................       22,400(9)          *
        Robert F. Bartlett..............................        4,000(10)         *
        Lynn S. Dawson..................................        4,000(10)         *
        All executive officers and directors
          as a group (14 persons).......................    2,049,161(11)      36.2%

- ---------------

  *  less than 1%.

 (1) The address of Messrs. Tillinghast and Paulsen is c/o Advanced Marketing Services, Inc., 5880 Oberlin Drive, San Diego, CA 92121. The address of Grace & White, Inc. is 515 Madison Avenue, New York, NY 10027. The address of Kahn Brothers & Co., Inc. is 55 Broadway, New York, NY 10006. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, Santa Monica, CA 90401.

 (2) Mr. Tillinghast's shares are held of record by a Revocable Trust dated April 7, 1988 of which Mr. and Mrs. Tillinghast are trustees. This amount also includes 12,800 shares subject to options exercisable within 60 days held by Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company and the wife of Mr. Tillinghast. Mr. Tillinghast disclaims beneficial ownership of such 12,800 shares.

 (3) Of Mr. Paulsen's shares, 862,540 are held of record by a Revocable Trust dated May 13, 1987, the trustees of which are Mr. Paulsen and his wife, and 58,960 are held of record by an Irrevocable Trust dated August 22, 1988, the beneficiaries of which are Mr. Paulsen's children and the trustees of which are unrelated to Mr. Paulsen. Mr. Paulsen disclaims beneficial ownership of the 58,960 shares held by this Irrevocable Trust.

 (4) Includes 59,000 shares subject to options which are exercisable within 60 days.

 (5) Includes 30,000 shares subject to options which are exercisable within 60 days.

 (6) Includes 22,000 shares subject to options which are exercisable within 60 days.

 (7) Includes 1,000 shares held by Mr. Leidich's wife as trustee for their son and 20,000 shares subject to options which are exercisable within 60 days.

 (8) Mr. Swanson's shares are held of record by F.W. Cygnet Pension Plan, of which Mr. Swanson is a trustee. This amount also includes 14,400 shares subject to options which are exercisable within 60 days.

 (9) Includes 1,000 shares held of record by Mr. Myhren's wife and 14,400 shares subject to options which are exercisable within 60 days.

(10) Includes 4,000 shares subject to options which are exercisable within 60 days.

(11) Includes 190,150 shares subject to options which are exercisable within 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain information as of June 16, 1996 with regard to (i) each director, including the three nominees (who currently serve as directors), and (ii) each executive officer of the Company who is neither a director nor a nominee.

            NAME                 AGE                     POSITION
- -----------------------------    ---     -----------------------------------------
Charles C. Tillinghast, III      59      Chief Executive Officer and Chairman of
                                           the Board of Directors(1)
Michael M. Nicita                43      President, Chief Operating Officer and
                                           Director
Loren C. Paulsen                 46      Executive Vice President -- Operations
                                           and Director(1)
Robert F. Bartlett               51      Director(2)
Lynn S. Dawson                   45      Director(2)
James A. Leidich                 53      Director(2)
Trygve E. Myhren                 59      Director(2)
E. William Swanson               60      Director(2)
Jon S. Fish                      51      Executive Vice President -- Finance and
                                           Chief Financial Officer
Kenneth C. Hayes                 50      Vice President -- Information Systems
Alisa R. Judge                   40      Vice President -- Human Resources
Kevan M. Lyon                    37      Vice President -- Merchandising
John S. McGee                    34      Vice President -- Operations
Adam R. Zoldan                   43      Vice President -- Marketing

- ---------------

(1) Member of the Stock Option Committee.
(2) Member of the Compensation and Audit Committees.

     Mr. Tillinghast has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1994; prior thereto, Mr. Tillinghast served as President, Chief Executive Officer and as a Director of the Company since its inception in 1982. He served as President of Oak Tree Publications, Inc. from 1976 until 1981 and as President of CRM, a diversified publishing company, from 1971 through 1975. Mr. Tillinghast was employed by Boise Cascade Corporation for 10 years, where he served in various management positions, including Senior Vice President from 1971 to 1973.

     Mr. Nicita has served as President, Chief Operating Officer and a Director of the Company since November 1994. From 1978 to November 1994, he served in various capacities at Golden-Lee Book Distributors, including MIS Director, Controller and General Manager. In August 1995, Golden-Lee Book Distributors filed for protection under the bankruptcy laws. Mr. Nicita was employed by Barnes & Noble Book Stores, Inc. from 1977 to 1978. Mr. Nicita is the co-author of two books on microcomputers and has also been a columnist for a national microcomputer consumer magazine.

     Mr. Paulsen has served as Executive Vice President -- Operations since December 1989 and a Director of the Company since its inception in 1982. From 1982 to December 1989, Mr. Paulsen served as Vice President -- Operations of the Company. Prior thereto, he was employed by Fed Mart Corp., a discount retail chain, for 17 years in various capacities, including sundries and book buyer.

     Mr. Bartlett was elected Director in April 1994 by the Board of Directors. He is presently Executive Vice President of Combined Resources International, a wood manufacturing firm. Mr. Bartlett has many years of experience in the warehouse club industry, having served as Vice President, Divisional Manager of Anderson Chamberlain, a warehouse club manufacturer's representative firm (1993-1995); Senior Vice President of Merchandising, Operations, Traffic and Distribution, SourceClub, Inc. (1991-1993); Executive Vice Presi-dent of Merchandising and Distribution, The Wholesale Club, Inc. (1990-1991); and Executive Vice President of Merchandising, Traffic and Distribution, The Price Club (1981-1989).

     Ms. Dawson was appointed Director in April 1994 by the Board of Directors. She is presently employed as Vice President and National Sales Manager for B.H. Smith/Samsonite. Ms. Dawson has many years of experience in department store operations, having served in a variety of positions including Vice President, Divisional Merchandise Manager with Foley's Department Store (1990-1991); Senior Vice President, Broadway Department Store (1978-1990) and Buyer and Store Manager, May Company Department Store (1972-1978).

     Mr. Leidich was first elected a Director of the Company in November 1986. He has served as President of Graywave, Inc., a management consulting firm, since 1983. Since July of 1994 he has served as Chairman and Chief Executive Officer of Bright Start, Inc., which operates child care centers. Mr. Leidich serves on the boards of numerous privately held companies. From November 1989 to May 1993, he served as an officer and partner in Colorado Venture Management, Inc., a venture capital firm. Mr. Leidich was the Chairman and Treasurer of Children's World, Inc., a national chain of child care centers, from 1975 to 1983. From 1980 to 1983, Mr. Leidich was Executive Vice President of The Parker Pen Company.

     Mr. Myhren was first elected a Director of the Company in February 1989. From December 1990 to March 1996, he has served as President and a Director of the Providence Journal Company, a diversified media company. Mr. Myhren also served as President and CEO of King Broadcasting Corporation, during this period. He is now President of Myhren Media, Inc., a media investment and consultation firm as well as a general partner of Saguaro Cable Investors, L.P. His other directorships include Continental Cablevision, Inc., Peapod, Ltd., Cablelabs, Inc., Citizens Bank Corporation and The Providence Journal Company. From 1975 until establishing Myhren Media, Inc., he served as President and then Chairman and Chief Executive Officer of American Television and Communications Corporation, a publicly traded subsidiary of Time, Inc. and known today as Time/Warner Cable. Prior thereto, Mr. Myhren served in various capacities with CRM, Marketing Continental, Glendinning Companies and Procter and Gamble. From 1981 to 1991, Mr. Myhren served as a Director of the National Cable Television Association and was its Chairman from 1986 to 1987. He has previously served as a Director of Turner Broadcasting Systems; American TV & Communications, Inc., and on Time's internal boards for Home Box Office, Temple-Eastex and Time Magazine Group; and on the Federal Communications Commission's Advisory Committee on High Definition Television.

     Mr. Swanson was first elected a Director of the Company in April 1988. He has served as President of F.W. Cygnet, Inc., an investment management firm, since 1986. Mr. Swanson was the President and Chief Executive Officer from 1982 to 1986 of St. Francis Associates, a private investment management firm in San Francisco. From 1975 through 1982, he was employed by The Parker Pen Company, serving in various capacities, including President, Chief Executive Officer and Chief Operating Officer.

     Mr. Fish joined the Company in April 1990 as Vice President -- Finance and Chief Financial Officer. In July 1991, he was elected Executive Vice
President -- Finance. From 1988 to April 1990, he served as Vice
President -- Treasurer and Administration for Magma Power Company, a geothermal power company. Prior to 1988, he served as Vice President -- Finance of United Publishers for six years and in various positions including Vice
President -- Treasurer for the Wickes Companies between 1972 and 1982.

     Mr. Hayes joined the Company in 1986 as Director of Management Information Systems. He was promoted to Vice President -- Information Systems in July 1991. From 1982 until 1986, he served as Data Processing Manager for Spectragraphics Corporation, a computer graphics manufacturing company. Prior to 1982, Mr. Hayes served in various technical and management positions with McDonnell Douglas Automation, San Diego Data Processing Corporation and National Semiconductor.

     Ms. Judge joined the Company in May 1991 as Manager of Human Resources. She was promoted to Director of Human Resources in October 1992 and to Vice President -- Human Resources in July 1994. From 1986 to 1991, she worked for the Eastridge Group, an employment/temporary agency in a variety of management positions.

     Ms. Lyon joined the Company in 1988 as Marketing Director. In December 1989, Ms. Lyon was named Vice President -- Marketing with responsibility for leading the sales and marketing efforts with respect to the Company's major customers. In September 1994, Ms. Lyon became Vice President of Merchandising and has responsibility for the Company's buying activities. From 1983 through 1988, she worked for Allergan, Inc., a pharmaceutical company, in various sales and product management positions.

     Mr. McGee joined the Company in April 1994 as Distribution Center Manager and was promoted to Vice President -- Operations in February 1996. From February 1984 until April 1994 he held a variety of positions, including Director of Operations and Divisional General Manager with Bindagraphics, Inc., a book bindery company.

     Mr. Zoldan joined the Company in January 1995 as Vice
President -- Marketing and has responsibility for sales and relations with the Company's major customers. From 1988 to 1995, Mr. Zoldan was General Sales Manger for Eastman, a division of Office Depot. Prior to 1988, he served as General Sales Manager for Office Club (now Office Depot) (1984-1986) and District Sales Manager for McKesson Office Products (1981-1984).

     Officers serve at the discretion of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES

     Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each director who is not otherwise employed by the Company receives an annual director's fee of $10,000 plus $1,000 for each regular Board meeting attended. In addition, each outside director is paid $500 for attendance at each special Board and Audit, Compensation or Stock Option Committee meeting held on dates other than the regularly scheduled Board meetings. The Company reimburses each director for reasonable out-of-pocket expenses incurred in his capacity as a member of the Board of Directors. No payments are made for participation in telephone meetings of the Board of Directors or actions taken in writing. Each director attended at least 75% of the total number of meetings of the Board of Directors and all committees thereof on which such director served held during the year ended March 31, 1996.

     The members of the Audit Committee of the Board of Directors are Messrs. Bartlett, Leidich, Myhren and Swanson and Ms. Dawson. The Audit Committee held one meeting during fiscal 1996. The functions of the Audit Committee are primarily to recommend the selection of the Company's independent public accountants, discuss with them the scope of the audit, consider matters pertaining to the Company's accounting policies and internal controls and provide a means for direct communication between the independent public accountants and the Board of Directors.

     The members of the Compensation Committee of the Board of Directors are Messrs. Bartlett, Leidich, Myhren and Swanson and Ms. Dawson. The Compensation Committee held three meetings during fiscal 1996. The functions of the Compensation Committee are to review and recommend changes in salaries and bonuses of key employees and to review periodically, and make recommendations with respect to, the compensation structure of the Company.

     The members of the Stock Option Committee of the Board of Directors are Messrs. Tillinghast and Paulsen. The Stock Option Committee is responsible for administering the Company's 1987 and 1995 Stock Option Plans. The Stock Option Committee held two meetings during fiscal 1996.

     The Company has no nominating committee or committee performing similar functions.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

     The Compensation Committee is composed of five outside directors. The Compensation Committee is responsible for determining executive officer salary and bonus compensation and determining annual contributions to the Company's profit sharing plan. Stock option grants are determined by the Stock Option

Committee, consisting of two employee directors who are not eligible for grants, in consultation with the Compensation Committee. The following is a report of the Compensation Committee and, as it relates to stock options, the Stock Option Committee, concerning their policies and actions in fiscal 1996 concerning executive compensation.

     The Company's compensation programs are designed to (a) link executive compensation to the performance of the Company and to stockholder value as measured by the long-term price appreciation of the Company's common stock and
(b) attract, retain and motivate employees by providing for the vesting of certain components of compensation over a number of years.

     The Company's compensation of executive officers, including its Chief Executive Officer, consists principally of two components: (a) annual cash compensation, generally consisting of base salary and a bonus, and (b) long-term, stock-based compensation. The policies governing these components, as well as the basis for determining the compensation payable to the Chief Executive Officer, are described below.

     Annual Salary and Bonus Compensation. The salaries of executive officers are determined on the basis of, in no particular order of importance, the responsibilities of the position held, the prior experience and compensation of the officer, the compensation practices of competitors, as determined from publicly available information, discussions with knowledgeable consultants and participants in the publishing and distribution industries and other marketplace factors such as housing and relocation requirements. The Compensation Committee also strives to compensate each executive officer at a level which is appropriate in relation to the compensation of other executive officers of the Company. Annual salary adjustments, if any, are determined largely by the Company's net income performance. Because two officers of the Company hold significant equity positions as founders, their salaries are set, with their concurrence, at levels believed to be somewhat lower than that paid for comparable positions in the industry generally.

     Under the Company's bonus plan, cash bonuses are earned if a minimum targeted level of net income is attained. Bonus amounts increase if higher target net income levels are attained. The Company's net income objectives are established by the Compensation Committee at the commencement of each fiscal year. For fiscal 1996, payments under the Company's bonus plan to each executive officer were based principally upon the Company exceeding the targeted net income objective.

     Long-Term Stock Option Compensation. The Company grants stock options to its executive officers and other employees pursuant to its 1987 Stock Option Plan and the 1995 Stock Option Plan. The Company believes that such options help to more closely align the interests of its management employees with the long-term interests of its stockholders by providing an incentive for increasing stockholder value. Moreover, such options are believed to be instrumental in retaining employees over the longer term, since full benefits of appreciated options cannot be realized until the end of the applicable vesting period, which is usually five years.

     During fiscal 1996, the Stock Option Committee, in consultation with the Compensation Committee, approved the grant of options to purchase 10,000 shares of Common Stock to Mr. John S. McGee in connection with his appointment as an officer. The Stock Option Committee also approved the grant of options to purchase 10,000, 3,000, 4,000, 5,000 and 5,000 shares of Common Stock to Mr. Jon
S. Fish, Mr. Kenneth C. Hayes, Ms. Alisa R. Judge, Ms. Kevan M. Lyon and Mr. Adam R. Zoldan, respectively. The Stock Option Committee concluded that stock options previously granted to Mr. Michael M. Nicita adequately provide appropriate long-term incentives and, therefore, determined not to grant additional options to him in fiscal 1996. Messrs. Tillinghast and Paulsen, who are founders of the Company, are not eligible to receive grants of options, but their significant equity positions in the Company are believed to provide them with substantial incentive to enhance stockholder value.

     CEO Compensation. The Compensation Committee establishes the base salary and bonus, if any, payable to Mr. Charles C. Tillinghast, III, the Company's Chief Executive Officer, based on the same factors applicable to executive officer compensation generally.

     In March 1995, the Compensation Committee reviewed Mr. Tillinghast's salary and determined that his salary would be increased to $250,000 for fiscal 1996. Mr. Tillinghast's salary is believed to be below the median of salaries paid to chief executive officers of companies which have comparable sales volumes. In fiscal 1996, Mr. Tillinghast earned a bonus of $67,350 based upon the Company's performance against the net income objectives established by the Compensation Committee.

     Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), enacted in 1993, provides that a public corporation generally may not deduct compensation in excess of $1,000,000 payable to its chief executive officer or any of its other four most highly compensated officers. Certain performance-based compensation is specifically exempted. Since the Compensation Committee currently does not anticipate that any executive officer of the Company will receive compensation in excess of the deduction limitation in fiscal 1997, it has not yet established a policy with respect to Section 162(m). In future years, the Compensation Committee intends to take into account the effect of Section 162(m) if the compensation payable to an executive officer approaches $1,000,000. However, the provisions of Section 162(m) are not expected to preclude the award of compensation believed to be merited, even if in excess of $1,000,000.

     The tables that follow reflect the decisions included in this report.

           THE STOCK OPTION COMMITTEE                 THE COMPENSATION COMMITTEE
        Charles C. Tillinghast, III                James A. Leidich, Chairman
        Loren C. Paulsen                           Robert F. Bartlett
                                                   Lynn S. Dawson
                                                   Trygve E. Myhren
                                                   E. William Swanson

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the fiscal years ended March 31, 1996, 1995 and 1994 of those persons who were, at March 31, 1996, the Chief Executive Officer and the four other most highly paid executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                    ANNUAL COMPENSATION        ------------     ALL OTHER
         NAME AND CAPACITY            FISCAL    ---------------------------      OPTIONS/      COMPENSATION
          IN WHICH SERVED              YEAR     SALARY($)(1)    BONUS($)(1)      SARS(#)        ($)(2)(3)
- ------------------------------------  ------    ------------    -----------    ------------    ------------
Charles C. Tillinghast, III,           1996        250,010         67,350           1,000(4)       9,879
  Chief Executive Officer and          1995        190,008         28,000               0          7,346
  Chairman                             1994        188,757              0               0          1,650
Michael M. Nicita, Chief Operating     1996        235,003         68,475               0          2,532
  Officer and President                1995         90,436         14,000         150,000         32,612
                                       1994             --             --              --             --
Loren C. Paulsen, Executive            1996        172,965         57,975               0         10,346
  Vice President -- Operations         1995        168,006         28,000               0          9,286
                                       1994        167,256              0               0          1,463
Jon S. Fish, Executive Vice            1996        170,006         58,350          10,000          9,636
  President -- Finance and Chief       1995        158,006         28,000               0          8,416
  Financial Officer                    1994        156,648              0               0          1,580
Kevan M. Lyon, Vice President --       1996        130,005         43,181           5,000          9,241
  Merchandising                        1995        113,755         20,000          10,000          6,362
                                       1994        101,193              0               0          1,012

- ---------------

(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned and accrued but not yet paid, including salary amounts deferred at their election under the Company's 401(k) plan and deferred compensation plan.

(2) The amounts indicated for fiscal 1996 include, for Messrs. Tillinghast, Nicita, Paulsen and Fish and Ms. Lyon respectively: profit sharing contributions of $5,816, $0, $7,500, $7,500 and $7,438 (excluding the allocable portion of accrued interest); Company matching 401(k) plan contributions of $2,063, $588,

    $1,606, $1,021 and $958; and matching contributions of $2,000, $1,944,
    $1,240, $1,115 and $845 under the Company's recently adopted deferred compensation plan. The deferred compensation plan permits an eligible employee to defer up to 50% of base salary and 100% of any bonus. The Company is obligated to contribute an amount equal to an employee's deferral up to a stated maximum and may, at its discretion, make additional contributions. Company contributions generally vest over a five-year period beginning on the date of an employee's entry into the plan.

(3) The Company has determined that it is more appropriate to disclose the full amount of the Company's matching contributions under its 401(k) plan (in the past the Company has disclosed vested portions only) and has restated prior year amounts accordingly.

(4) Represents options held by Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company. Mrs. Tillinghast is the wife of Mr. Tillinghast.

OPTION GRANTS

     The following table sets forth with respect to the Named Executive Officers certain information concerning grants of stock options in fiscal 1996. No stock appreciation rights were granted in fiscal 1996.

                          OPTION GRANTS IN FISCAL 1996

                                                                                                        POTENTIAL REALIZED VALUE
                                                 % OF TOTAL                                                        AT
                                   NUMBER OF      OPTIONS                                               ASSUMED ANNUAL RATES OF
                                  SECURITIES     GRANTED TO    EXERCISE    GRANT DATE                   STOCK PRICE APPRECIATION
                                  UNDERLYING     EMPLOYEES      OR BASE      MARKET                        FOR OPTION TERM(1)
                                    OPTIONS          IN          PRICE        PRICE      EXPIRATION    --------------------------
                                  GRANTED($)    FISCAL YEAR     ($/SH)       ($/SH)         DATE       0%($)     5%($)    10%($)
                                  -----------   ------------   ---------   -----------   -----------   ------   -------   -------
Charles C. Tillinghast,
  III(2)........................      1,000          0.8         11.16        13.13        3/21/06      1,969    10,226    22,894
Michael M. Nicita...............          0           --            --           --             --         --        --        --
Loren C. Paulsen................          0           --            --           --             --         --        --        --
Jon S. Fish.....................     10,000          8.2         11.16        13.13        3/21/06     19,694   102,264   228,943
Kevan M. Lyon...................      5,000          4.1         11.16        13.13        3/21/06      9,847    51,132   114,472

- ---------------

(1) Amounts shown represent the potential value of granted options if the assumed annual rates of stock appreciation are maintained over the 10-year terms of the granted options. The assumed rates of appreciation are established by regulation and are not intended to be a forecast of the Company's performance or to represent management's expectations with respect to the appreciation, if any, of the Common Stock.

(2) Options granted to Ms. Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company. Mrs. Tillinghast is the wife of Mr. Tillinghast.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth with respect to the Named Executive Officers information concerning the exercise of stock options during fiscal 1996 and unexercised options held as of the end of each fiscal year. The Company has never granted stock appreciation rights.

                        AGGREGATED OPTION EXERCISES AND
                       FISCAL 1996 YEAR-END OPTION VALUES

                                                                               NUMBER                         VALUE OF
                                                                           OF UNEXERCISED             UNEXERCISED IN-THE-MONEY
                                                                           OPTIONS/SARS AT                 OPTIONS/SARS AT
                                            SHARES        VALUE          FISCAL YEAR END(#)             FISCAL YEAR END($)(1)
                                         ACQUIRED ON    REALIZED    -----------------------------   -----------------------------
                                         EXERCISE(#)       ($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                         ------------   ---------   ------------   --------------   ------------   --------------
Charles C. Tillinghast(2)..............          0             0       12,600            1,400          96,582           4,778
Michael M. Nicita......................          0             0       30,000          120,000         219,900         879,600
Loren C. Paulsen.......................          0             0            0                0               0               0
Jon S. Fish............................      8,000        31,840       59,000           10,000         556,070         127,500
Kevan M. Lyon..........................      1,000         7,100       22,000           12,000         168,860          53,270

- ---------------

(1) Before taxes. The dollar value indicated is based on the difference between the exercise price of the outstanding option and the closing market price of the Common Stock on March 29, 1996 ($12.75 per share).

(2) Represents options held by Cynthia B. Tillinghast, Assistant Secretary and a General Marketing Manager of the Company. Mrs. Tillinghast is the wife of Mr. Tillinghast.

PERFORMANCE GRAPH

     The following graph presents a comparison of the Company's stock performance with the broad-based Nasdaq Market Index and with the Dow Jones Industry Group OTS-Other Specialty Retailers Index, an index compiled by Media General Financial Services which currently covers approximately 235 specialty retail companies (including the Company).

                                     ADVANCED MARKET-
        MEASUREMENT PERIOD             ING SERVICES,     DOW JONES INDUS-
      (FISCAL YEAR COVERED)                INC.            TRY GROUP OTS          NASDAQ
4/1/91                                    100.00              100.00              100.00
4/1/92                                    312.90              130.03              105.40
4/1/93                                    354.84              155.03              117.95
4/1/94                                    264.52              158.48              136.32
4/1/95                                    316.13              148.69              144.62
4/1/96                                    606.45              169.60              194.52

     The graph assumes $100 invested on April 1, 1991 in the Company's Common Stock and $100 invested at that time in each of the indexes shown. The comparison assumes that all dividends are reinvested.

                 COMPLIANCE WITH SECTION 16(A) OF EXCHANGE ACT

     Based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company during or with respect to fiscal 1996, no person who at any time during fiscal 1996 was a director, officer, beneficial owner of more than 10 percent of the Common Stock, failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Securities Exchange Act, as amended, during fiscal 1996 or prior fiscal years, except as provided herein. Through clerical oversight, Mr. Zoldan failed to file a timely Form 5 with respect to fiscal 1996 to report a grant of options by the Company to purchase 5,000 shares of Common Stock. In addition, a Form 4 reporting the sale by Mr. Paulsen of 25,000 shares of Common Stock was filed one day late.

                                   FORM 10-K

     AMS will furnish without charge to each stockholder, upon written request addressed to The Investor Relations Department of AMS at 5880 Oberlin Drive, Suite 400, San Diego, California 92121, a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission.

                              CERTAIN TRANSACTIONS

     All transactions between the Company and its officers, directors or any affiliate of any such person have been, and all such future transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated parties. In connection with his relocation to San Diego, CA., on May 28, 1996 the Company loaned $25,000 at five percent (5%) annual interest secured by his house located in Baltimore, MD to Mr. John McGee. On the same date the Company loaned McGee $50,000 at five percent (5%) annual interest secured by his newly purchased house in San Diego, CA. Upon the sale of his house in Baltimore, the Company plans to combine these loans into a single $75,000 loan bearing interest at five percent (5%) and secured by the San Diego house.

                          FUTURE STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 1997 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by AMS not later than April 23, 1997.

                                 OTHER MATTERS

     The Company's independent public accountants for the fiscal year ended March 31, 1996 were Arthur Andersen LLP, which firm has been appointed to serve in such capacity for the current fiscal year. A representative of Arthur Andersen LLP is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     Neither the Company nor any of the persons named as proxies knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

     The Annual Report of AMS for the fiscal year ended March 31, 1996 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

         PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.
                       ADVANCED MARKETING SERVICES, INC.

                                          By order of the Board of Directors

                                          Charles C. Tillinghast, III
                                          Chief Executive Officer and Chairman

San Diego, California
June 21, 1996

                                REVOCABLE PROXY

                       ADVANCED MARKETING SERVICES, INC.
                ANNUAL MEETING OF STOCKHOLDERS -- JULY 25, 1996

    The undersigned stockholder(s) of Advanced Marketing Services, Inc. (the "Company") hereby nominates, constitutes and appoints Charles C. Tillinghast, III and James A. Leidich, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Advanced Marketing Services, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 5880 Oberlin Drive, Suite 400, San Diego, California 92121 at 10:00 a.m., P.D.T., and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters which properly come before the meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

1. ELECTION OF DIRECTORS            / / AUTHORITY GIVEN                              / /WITHHOLD AUTHORITY
                                      to vote for the nominees listed below            to vote for the nominees.
                                      (except as indicated to the contrary below).

  (INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through such nominee's name below.)

          Class C: Robert F. Barlett; Lynn S. Dawson; Trygve E. Myhren

2. To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof. Management presently knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED
                             PRIOR TO ITS EXERCISE.
                     PLEASE SIGN AND DATE ON REVERSE SIDE.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS. THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "AUTHORITY GIVEN" FOR THE ELECTION OF DIRECTORS UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

    IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                                                       Dated:

                                                       -------------------------
                                                          (Please print name)

                                                       -------------------------
                                                             (Signature of
                                                             Stockholder)

                                                       -------------------------
                                                          (Please print name)

                                                       -------------------------
                                                             (Signature of
                                                             Stockholder)

                                                       (Please date this Proxy
                                                       and sign your name as it
                                                       appears on your stock
                                                       certificates. Executors,
                                                       administrators, trustees,
                                                       etc., should give their
                                                       full titles. All joint
                                                       owners should sign.)

                                                       I (We) do / / do not /
                                                       / expect to attend the
                                                       Meeting.

                                                       Number of Persons